EXHIBIT 10.2

AMENDMENT NO. 1 TO TERM SHEET

This Amendment No. 1 (the "Amendment") dated September 6, 2013, to that certain Term Sheet (the "Agreement"), dated August 15, 2012, between TRIG Acquisition 1, Inc. (“Trig”) and Grilled Cheese Inc. (“GCT”, together with Trig, the “Company”) and Wesley K. Clark & Associates, LLC (the "Clark Group").

WHEREAS, as of the date of this Amendment, the Share Exchange transaction was completed whereby Trig acquired 100% of the common stock of GCT and the Company subsequently changed its name to The Grilled Cheese Truck, Inc.

By mutual agreement of the parties, the Company and the Clark Group hereby agree to amend the Agreement, effective on the date hereof, as follows:

1. The Provision “The Clark Transaction” of the Agreement is amended in its entirety as follows:

“The Clark Transaction:

This Term Sheet with the Clark Group provides for General Wesley K. Clark’s responsibilities principally with respect to the supervision of the development and implementation of recruitment and “vetting” program for prospective veteran franchises (the “Program”). General Clark’s titles will be Vice Chairman of the Board of Directors and Senior Veterans Advisor Officer of the Company. This agreement also calls for Wesley Clark, Jr. to serve as the position “[Director] of Veteran Operation” or similar title. Wesley Clark, Jr.’s responsibilities will be the supervision and administration of the selection process for prospective veteran franchisees, working directly with, and reporting to, Wesley Clark, Sr. in the execution of that process.”

2. The Provision “Compensation” of the Agreement regarding annual payment upon the Commencement Date is amended in its entirety as follows:

“On Commencement Date, the Clark Group will be paid $240,000 per year in cash in twelve equal installments, payable on the first day of each month in the amount of $20,000.00.”

3.        The Agreement is hereby amended to include the following new provision “Additional Consideration” in its entirety as follows:

“Additional Consideration:

As additional inducement to the Clark Group for providing the services referred to herein, the Company will, as of the date of this Amendment, issue warrants to the Clark Group to purchase 500,000 shares of the Company’s common stock (the “Additional Warrants”). The Additional Warrants shall have an exercise price of $1.00, shall be exercisable for a period of three (3) years from the date of the Amendment, and shall contain customary piggyback registration rights.”

4. The Agreement is hereby amended to include the following new provision “Performance Bonus” in its entirety as follows:

“Performance Bonus:

The Clark Group shall be entitled to certain performance based compensation in the event that the Company achieves certain milestones as follows:

(i)	Revenue Milestone 1. In the event the Company’s Revenue (as defined below) is in excess of $2,500,000 for any given three month period ending on or prior to July 30, 2014, then the Clark Group shall be entitled to a cash bonus of $100,000.

(ii)	Revenue Milestone 2. In the event the Company’s Revenue (as defined below) i is in excess of $6,250,000 for any given three month period ending on or prior to December 31, 2015, then the Clark Group shall be entitled to a cash bonus of $150,000.

(iii)	Revenue Milestone 3. In the event the Company’s Revenue (as defined below) is in excess of $12,500,000 for any given three month period ending on or prior to June 30, 2016, then the Clark Group shall be entitled to a cash bonus of $500,000.

For purposes of this provision, Revenue shall mean the Consolidated Gross Revenue generated from the Company’s operations, including but not limited to revenue from licensing sales, revenue from franchise sales (including fees and royalties), revenue from acquisitions and gross revenue generated from licensing and franchise fees for the period commencing after the executed date of this Agreement.”

5.          The Agreement is hereby amended to include the following new provision “Additional Warrant Consideration” in its entirety as follows:

“Additional Warrant Consideration:

The Company intends to have its class of common stock, par value $.001 per share (the “Common Stock”) listed for quotation on the OTC Bulletin Board and/or OTCQB Market or any other quotation or exchange. In the event that the Company’s Common Stock is listed for quotation and begins trading, and within 18 months of the initial trading date the Company’s Common Stock exceeds $5.00 per share on the OTC Bulletin Board and/or OTCQB Market or any other quotation or exchange for a period of 20 consecutive trading days during such 18 month period, then the Company shall issue the Clark Group warrants to purchase 700,000 shares of the Company’s Common Stock. The Warrants shall have an exercise price of $2.00, contain cashless exercise provisions, and be exercisable for a period of three years from the date of granting such warrants.”

6.          The Agreement is hereby amended to include the following new provision “Jobs Act Financing Bonus” in its entirety as follows:

“Jobs Act Financing Bonus:

In the event the Company completes a private placement offering pursuant to the new Jumpstart Our Business Startups Act (“Jobs Act”) to which the Company raises a minimum of $5,000,000 in net proceeds, the Clark Group shall receive a cash payment of $100,000 within 30 days of the closing of such private placement offering.”

7.          NO OTHER AMENDMENTS; GOVERNING LAW; COUNTERPARTS. Except as specifically set forth in this Amendment, there are no other amendments to the Agreement and the Agreement shall remain unmodified and in full force and effect. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York. This Amendment may be executed in one or more counterparts. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the sate first set forth above.

THE COMPANY:

The Grilled Cheese Truck, Inc.

By:
Name:
Title

CLARK GROUP:

Wesley K. Clark & Associates, LLC

By:
Name:
Title: